Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Nanosphere, Inc. dated February 24, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in accounting method in 2008 related to patent costs), appearing in the Annual Report on Form 10-K/A of Nanosphere, Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
December 9, 2009